                                                                  Exhibit (d.22)



                      THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                February __, 2009


Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

      As you know, we wish to retain Payden & Rygel to act as investment adviser to our new series, Payden Investment Grade Corporate Bond Fund. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

Payden Corporate Bond Fund

      Annual Advisory Fees (as a percentage of average daily net assets) --
0.50%.

      Operating Expense Limitation (as a percentage of average daily net assets) -- 1.00%.

      In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                             Very truly yours,


                                             -----------------------------------
                                             Edward S. Garlock
                                             Secretary
AGREED:

PAYDEN & RYGEL

BY:
    -------------------------------
     Christopher N. Orndorff
     Managing Principal